Exhibit 10.18

VAREX IMAGING CORPORATION
Grant Agreement - Deferred Stock Units
(For grants made after May 25, 2018)
GRANT AGREEMENT made effective as of ____________, 20__ (the “Grant Date”) between Varex Imaging Corporation, a Delaware corporation (the “Company”), and ____________ (the “Director”).
1.Grant of Deferred Stock Deferred Stock Units. The Company hereby grants to the Director ____________ Deferred Stock Units. Each Deferred Stock Unit shall be deemed to be the equivalent of one Share.

2.Subject to the Plan. The Agreement is subject to, and governed by, the provisions of the Varex Imaging Corporation 2017 Omnibus Stock Plan (the “Plan”) and, unless the context requires otherwise, terms used herein shall have the same meaning as in the Plan. In the event of a conflict between the provisions of the Plan and this Agreement, the Plan shall control.

3.Account. The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company for the Director’s benefit the Deferred Stock Units. On each date that cash dividends are paid on the Shares, the Company will credit the Account with a number of additional Deferred Stock Units equal to the result of dividing (i) the product of the total number of Deferred Stock Units credited to the Account on the record date for such dividend and the per Share amount of such dividend by (ii) the Fair Market Value of one Share on the date such dividend is paid by the Company to stockholders. The additional Deferred Stock Units shall be or become vested to the same extent as the Deferred Stock Units that resulted in the crediting of such additional Deferred Stock Units.

4.Vesting. All of the Deferred Stock Units shall initially be unvested. 100% of the Deferred Stock Units shall become vested on the earlier of (i) the one-year anniversary of the [Grant Date/most recently completed Annual Meeting of Stockholders] and (ii) the next Annual Meeting of Stockholders that occurs after the Grant Date (the “Vesting Date”), provided the Director has continued on the Board until the end of such Vesting Date. All of the Deferred Stock Units credited to the Account shall become fully vested upon the occurrence of a Change in Control (as defined in Appendix A) or the Director’s death, provided the Director is then serving on the Board.

5.Termination of Service. In the event of the Director’s Termination of Service, other than as a result of death, Disability or Retirement (as defined in Appendix A), the Deferred Stock Units credited to the Account that were not vested on the date of such Termination of Service shall be immediately forfeited. In the event of the Director’s death, Disability or Retirement while serving on the Board, all of the Deferred Stock Units credited to the Account shall become fully vested. For Directors who are United States taxpayers, “Termination of Service” shall mean “separation from service” as that term is defined in Section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

6.Forfeiture upon Engaging in Detrimental Activities. If, at any time within one (1) year after the Director’s Termination of Service for any reason, the Director engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to: (i) conduct related to the Director’s service on the Board for which either criminal or civil penalties against the Director may be sought, (ii) violation of the Company’s policies, or (iii) disclosure or misuse of any confidential information or material concerning the Company, then subject to applicable laws, (A) the Deferred Stock Units shall be forfeited effective as of the date on which the Director enters into such activity, and (B) the Director shall within ten (10) days after written notice from the Company return to the Company the Shares paid by the Company to the Director with respect to the Deferred Stock Units and, if the Director has previously sold all or a portion of the Shares paid to the Director by the Company, the Director shall pay the proceeds of such sale to the Company.

7.Service Acknowledgments. Nothing in this Agreement or the Plan shall confer upon the Director any right to continue service on the Board of the Company or its Subsidiaries or Affiliates (as the case may be). In addition, the Director acknowledges and agrees to the following:

(a)The Plan is discretionary in nature and the Company may amend, suspend, or terminate it at any time;

(b)The grant of the Deferred Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Deferred Stock Units, or benefits in lieu of the Deferred Stock Units even if the Deferred Stock Units have been granted repeatedly in the past;

(c)All determinations with respect to such future Deferred Stock Units, if any, including but not limited to, the times when the Deferred Stock Units shall be granted or when the Deferred Stock Units shall vest, will be at the sole discretion of the Board;

(d)The Director’s participation in the Plan is voluntary;

(e)The value of the Deferred Stock Units is an extraordinary item of compensation, which is outside the scope of the Director’s service contract (if any), except as may otherwise be explicitly provided in the Director’s service contract (if any);

(f)The Deferred Stock Units are not part of normal or expected compensation for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service, or similar payments, or bonuses, long-service awards, pension or retirement benefits;

(g)The future value of the Shares is unknown and cannot be predicted with certainty;

(h)No claim or entitlement to compensation or damages arises from the termination of the Deferred Stock Units or diminution in value of the Deferred Stock Units or Shares and the Director irrevocably release the Company and its Subsidiaries or Affiliates from any such claim that may arise;

(i)Neither the Plan nor the Deferred Stock Units shall be construed to create an employment or service relationship where any such relationship did not otherwise already exist.

(j)The Company is not obligated, and will have no liability for failure to issue or deliver any Shares upon vesting of the Deferred Stock Units unless such issuance or delivery would comply with the applicable laws, with such compliance determined by the Company in consultation with its legal counsel. Furthermore, the Director understands that the applicable laws of the country in which the Director is residing or serving on the Board at the time of grant and/or vesting of the Deferred Stock Units (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the settlement of the Deferred Stock Units and neither the Company nor any Subsidiary or Affiliate assumes liability in relation to the Deferred Stock Units in such case. The Deferred Stock Units may not be settled if the issuance of such Shares would constitute a violation of any applicable laws, including any applicable U.S. federal or state securities laws or any other law or regulation. As a condition to the settlement of the Deferred Stock Units, the Company may require the Director to make any representation and warranty to the Company as may be required by the applicable laws.

8.Payment of Deferred Stock Units. The Company shall make a payment to the Director of the vested Deferred Stock Units credited to the Account as provided in Section 9 upon the earliest of (i) the Director’s Termination of Service for any reason, (ii) the third anniversary of the [Grant Date/most recently completed Annual Meeting of Stockholders], (iii) a Change in Control that qualifies as a change in control event under Section 409A of the Code and the Treasury Regulations promulgated thereunder, or (iv) the Director’s death (in accordance with the provisions of Section 10); provided that if payment is made pursuant to Section 8(i) and the Director is deemed at the time of such Termination of Service to be a “specified” employee under Section 409A of the Code, then payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Director’s Termination of Service; or (ii) the date of Director’s death following such Termination of Service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Director, including (without limitation) the additional 20% tax for which Director would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.

9.Form of Payment. Payments pursuant to Section 8 shall be made in Shares equal to the number of vested Deferred Stock Units credited to the Account. Payment shall be made as soon as practicable after the applicable payment date, but in no event later than 30 days after the date established pursuant to Section 8. The Director understands and agrees that the Company is neither responsible for any foreign exchange fluctuations between the Director’s local currency and the United States Dollar that may affect the value of the Deferred Stock Units nor liable for any decrease in the value of this award or the underlying Shares.

10.Beneficiary. In the event of the Director’s death prior to payment of the Deferred Stock Units credited to the Account, payment shall be made to the last beneficiary designated in writing that is received by the Company prior to the Director’s death or, if no designated beneficiary survives the Director, such payment shall be made to the Director’s estate.

11.Source of Payments. The Director’s right to receive payment under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company. The Director has only the status of a general unsecured creditor hereunder, and this Agreement constitutes only a promise by the Company to pay the value of the Account on the payment date.

12.Tax Liability. As a condition to the grant, vesting and settlement of the Deferred Stock Units, regardless of any action the Company takes with respect to any applicable taxes or tax withholdings, social contributions, required deductions, or other payments, if any (collectively, the “Tax-Related Items”), the Director hereby acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Director is and remains the Director’s responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Deferred Stock Units, including the award of the Deferred Stock Units, the vesting of the Deferred Stock Units, the issuance of Shares in settlement of the Deferred Stock Units, the subsequent sale of Shares acquired at vesting and the receipt of and settlement of any dividend equivalents; and (b) does not commit to structure the terms of the Award or any aspect of the Deferred Stock Units to reduce or eliminate the Director’s liability for Tax-Related Items. The Director also agrees that he or she will not make any claim against the Company, or any of its Directors, Employees or Subsidiaries or Affiliates related to tax liabilities arising from the Deferred Stock Units. Prior to the relevant taxable event, the Director hereby acknowledges and agrees that the Company (and any Subsidiary or Affiliate) shall satisfy all its obligations related to the Tax-Related Items, if any, by withholding all or a portion of any Shares that otherwise would be issued to the Director upon settlement of the vested Deferred Stock Units. Such withheld Shares shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. The Director must pay to the Company any amount of Tax-Related Items that the Company may be required to withhold that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares to the Director if the Director fails to comply with the Director’s obligations in connection with the Tax-Related Items. The Director further acknowledges and agrees that the Director is solely responsible for filing all relevant documentation that may be required in relation to the Deferred Stock Units or any Tax-Related Items other than filings or documentation that is the specific obligation of the Company or any Subsidiary or Affiliate pursuant to applicable law, such as but not limited to personal income tax returns or reporting statements in relation to the grant or vesting of the Deferred Stock Units, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends. The Director also understands that applicable laws may require varying Share or Restricted Stock Unit valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of the Director under applicable laws. Further, if the Director has become subject to Tax-Related Items in more than one jurisdiction, the Director acknowledges that the Company or any Subsidiary or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

13.Data Protection. The Director hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company and any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing the Director’s participation in the Plan. The Director understands that the Company and its Subsidiaries or Affiliates may hold certain personal information about the Director including, but not limited to, the Director’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of the Deferred Stock Units or any other entitlement to Shares awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Director’s participation in the Plan (the “Data”). The Director understands that the Data may be transferred to the Company or any Subsidiaries or Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Director’s country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Director’s country. The Director further acknowledges that withdrawal of consent may affect his or her ability to vest in, exercise or realize benefits from the Deferred Stock Units, and his or her ability to participate in the Plan.

14.Nontransferability. Except as otherwise permitted under the Plan, this Agreement shall not be assignable or transferable by the Director or by the Company (other than to successors of the Company) and no amounts payable under this Agreement, or any rights therein, shall be subject in any manner to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy, lien, attachment, garnishment, debt or other charge or disposition of any kind.

15.Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by mailing the same by registered or certified mail postage prepaid, to the other party. Notice given by mail shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:

Varex Imaging Corporation
1678 S. Pioneer Rd.
Salt Lake City, UT 84104
Attention: General Counsel

Notices to the Director should be addressed to the Director at the Director’s address as it appears on the Company’s records. The Company or the Director may by writing to the other party, designate a different address for notices.

16.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Director and the successors and assigns of the Company.

17.Governing Law and Forum. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, other than its conflict of laws principles. The parties agree that any action or proceeding arising from or relating to this Agreement must be brought exclusively in a court of competent jurisdiction, federal or state, located in Utah and in no other jurisdiction.

18.Compliance with Laws and Regulations. The Director understands that the grant, vesting and payments of the Deferred Stock Units under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company (and its Subsidiaries or Affiliates) and the Director with all applicable laws, rules, and regulations. Furthermore, the Director agrees that he or she will not acquire Shares pursuant to the Plan except in compliance with all applicable laws, rules and regulations. Any cross-border remittance made to transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Director to provide such entity with certain information regarding the transaction. Moreover, the Director understands and agrees that the future value of the underlying Shares is unknown and cannot be predicted with certainty and may decrease in value, even below the fair market value of the Shares on the date that the Deferred Stock Units were granted. The Director understands that the Company is not responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the Deferred Stock Units (or the calculation of income or Tax-Related Items thereunder). Notwithstanding anything else this Agreement, the Company reserves the right to impose other requirements on the Director’s participation in the Plan or on the Deferred Stock Units and any Shares acquired under the Plan, or take any other action, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or to facilitate the administration of the Plan and to require the Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Director understands that the laws of the country in which he/she is residing at the time of grant, vesting or payment of the Deferred Stock Units (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict the Deferred Stock Units or may subject the Director to additional procedural or regulatory requirements he/she is solely responsible for and will have to independently fulfill in relation to the Deferred Stock Units. Such restrictions, procedures, requirements, terms, and conditions may be set forth (but are not limited to those) in the Country-Specific Addendum (the “Addendum”) attached hereto, which constitutes part of this Agreement. Notwithstanding any provision herein, the Director’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum. The Director also understands and agrees that if he serves on the Board, resides, moves to, or otherwise is or becomes subject to applicable laws or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to him as from the date of grant, unless otherwise determined by the Company in its sole discretion

19.Entire Agreement; Modification. This Agreement and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

20.Compliance with Section 409A of the Code. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Agreement shall be made in a manner that will comply with section 409A of the Code, including regulations or other guidance issued with respect thereto, as determined by the Committee. Any provision of this Agreement that would cause the payment or settlement thereof to fail to satisfy section 409A of the Code shall be amended to comply with section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under section 409A of the Code.

21.Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

22.Communication, Electronic Delivery and Execution. The Company may, in its sole discretion, decide to deliver any documents related to Deferred Stock Units awarded under the Plan or future Deferred Stock Units that may be awarded under the Plan by electronic means or request Director’s consent to participate in the Plan by electronic means. By accepting this grant, whether electronically or otherwise, the Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Electronic execution of this Agreement and/or other documents shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Director and the Company to all of the terms and conditions set forth in the Plan, this Agreement and/or such other documents. To the extent the Director has been provided with a copy of this Agreement, the Plan, or any other documentation relating to the option in a language other than English, the English language documents will prevail in case of ambiguities or divergences as a result of translation.
IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Director, effective as of the date at the top of this Agreement.

Country-Specific Addendum

This Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to individuals who serve of the Board or reside in the countries listed below and that may be material to the Director’s participation in the Plan. Such notices, disclaimers, and/or terms and conditions may also apply, as from the date of grant, if the Director moves to or otherwise is or becomes subject to the applicable laws or company policies of the country listed. However, because foreign exchange regulations and other local laws are subject to frequent change, the Director is advised to seek advice from his own personal legal and tax advisor prior to accepting or settling the Deferred Stock Units or holding or selling Shares acquired under the Plan. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Director’s acceptance of the Deferred Stock Units or participation in the Plan. Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan, the Agreement and Appendix A. This Addendum forms part of the Agreement and should be read in conjunction with the Agreement and the Plan.

Securities Law Notice: Unless otherwise noted, neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Agreement (of which this Addendum is a part), the Plan, and any other communications or materials that the Director may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in your jurisdiction.

European Union
Data Privacy.  The following supplements Section 13 of the Agreement: The Director understands that Data will be held only as long as is necessary to implement, administer and manage the Director’s participation in the Plan. The Director understands that he or she may, at any time, view his or her Data, request additional information about the storage and processing of Data, require any necessary amendments to Data without cost or refuse or withdraw the consents herein by contacting in writing the Director’s local human resources representative.

APPENDIX A
“Change in Control” means and shall be deemed to have occurred as of the date of the first to occur of the following events:
(a)    Any Person or Group (other than a Person or Group who effectively controls the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi)) acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any Person or Group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;
(b)    Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company. However, if any Person or Group is considered to effectively control the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi), the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control;
(c)    A majority of members of the Company’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or
(d)    Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change in Control shall be deemed to occur under this subsection (d) as a result of a transfer to an entity that is controlled by the stockholders of the Company immediately after the transfer as follows:
(i)    A stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii)    An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(iii)    A Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or
(iv)    An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.
For purposes of clauses (ii), (iii), and (iv) above, a Person’s or a Group’s status is determined immediately after the transfer of assets.

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For these purposes, the term “Person” shall mean an individual, Company, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof or any other person, in each case, to the extent consistent with Treasury Regulation Section 1.409A-3(i)(5). The term “Group” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(5), or any successor thereto in effect at the time a determination of whether a Change of Control has occurred is being made.
“Retirement” means the Director has attained a minimum of 65 years of age and has provided a minimum of three (3) years of service as a member of the Board of Directors of the Company.

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